FOR IMMEDIATE RELEASE

Investor/Press Contact:
Kathy Makrakis
Vice President Corporate Communications
Golden Books Family Entertainment
212-547-6798

            GOLDEN BOOKS FAMILY ENTERTAINMENT ENTERS INTO $25 MILLION
                LOAN FACILITY WITH GOLDEN PRESS HOLDINGS, L.L.C.

     NEW YORK, September 14, 1998 - Golden Books Family Entertainment, Inc. (Nasdaq: GBFE) (the "Company") announced today that it has entered into a $25 million loan facility provided by Golden Press Holdings, L.L.C. The Company also announced that pursuant to the 30-day grace period provided under the indenture governing its 7.65% senior notes due 2002, it is deferring making the September 15th interest payment on the notes and is initiating discussions with the noteholders during such period. The Company has paid and expects to continue to pay its trade obligations.

     The $25 million loan facility constitutes the financing arrangements first announced by the Company on July 8, 1998. Golden Press Holdings, L.L.C., the Company's principal stockholder, is an investor group including Warburg, Pincus Ventures, L.P. and Golden Books' Chief Executive Officer, Richard E. Snyder.

     The loan facility permits Golden Books Publishing Company, a subsidiary of the Company, to borrow, at any time at its option but subject to certain customary conditions prece-


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dent, up to $25 million. Borrowings under the loan facility are guaranteed by the Company and secured by certain assets. All loans under the facility are due, together with accrued and unpaid interest, on September 9, 1999 or earlier under certain conditions, including if certain assets are sold. Interest is at an initial rate of 5% per annum increasing to 7% in February 1999, but the payment of interest may be deferred at the Company's option until maturity.

     As previously announced, Golden Books has retained Allen & Company Incorporated as the Company's financial advisor to explore strategic alternatives. The Company is actively pursuing such alternatives, as well as implementing various cost savings measures.

     Golden Books Family Entertainment, Inc. is the leading publisher of children's books in North America and owns one of the largest libraries of family entertainment copyrights. The Company creates, publishes and markets entertainment products for children and families through all media.

     This press release contains forward-looking information, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the company's Form 10-K and other forms, which are filed with the Securities and Exchange Commission.